Exhibit 5.1

April 10, 2018

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NEW YORK 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

Cedar Fair, L.P.

Canada’s Wonderland Company

Magnum Management Corporation

Millennium Operations LLC

One Cedar Point Drive

Sandusky, Ohio 44870-5259

Ladies and Gentlemen:

We have acted as United States counsel to Cedar Fair, L.P., a Delaware limited partnership (the “Company”), Canada’s Wonderland Company, a Nova Scotia unlimited liability company (“Cedar Canada”), Magnum Management Corporation, an Ohio corporation (“Magnum”), and Millennium Operations LLC, a Delaware limited liability company (“Millennium” and, collectively with the Company, Cedar Canada and Magnum, the “Issuers”), and to the wholly owned subsidiaries of the Company named on Annex I and Annex II hereto (collectively, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuers of $500,000,000 aggregate principal amount of 5.375% Senior Notes due 2027 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of April 13, 2017 (the “Indenture”) by and among the Issuers, the Guarantors and The Bank of New York Mellon, as trustee (the “Trustee”). The Exchange Securities will be offered by the Issuers in exchange for $500,000,000 aggregate principal amount of their outstanding 5.375% Senior Notes due 2027.

Cedar Fair, L.P.
Canada’s Wonderland Company
Magnum Management Corporation
Millennium Operations LLC	-2-	April 10, 2018

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) each of Magnum, Cedar Canada and the Guarantor listed on Annex I (the “Annex I Guarantor”) is validly existing and in good standing under the laws of the jurisdiction in which it was organized and has duly authorized, executed, issued and delivered the Indenture and its Guarantee, as applicable, in accordance with its organizational documents and the laws of the jurisdiction in which it was organized, (2) the execution, delivery, issuance and performance by each of Magnum, Cedar Canada and the Annex I Guarantor of the Indenture, the Exchange Securities and its Guarantee, as applicable, do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it was organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York and the federal law of the United States) and (3) the execution, delivery, issuance and

Cedar Fair, L.P.
Canada’s Wonderland Company
Magnum Management Corporation
Millennium Operations LLC	-3-	April 10, 2018

performance by each of Magnum, Cedar Canada and the Annex I Guarantor of the Indenture, the Exchange Securities and its Guarantee, as applicable, do not constitute a breach or violation of any agreement or instrument that is binding upon Magnum, Cedar Canada or the Annex I Guarantor.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange described above, the Exchange Securities will constitute valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York, the Delaware Revised Uniform Limited Partnership Act, the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

Cedar Fair, L.P.
Canada’s Wonderland Company
Magnum Management Corporation
Millennium Operations LLC	-4-	April 10, 2018

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

ANNEX I

Guarantor Incorporated or Formed in a Jurisdiction other than the State of Delaware

Name of Guarantor	Jurisdiction of Incorporation or Formation
Michigan’s Adventure, Inc.	Michigan

ANNEX II

Guarantors Incorporated or Formed in the State of Delaware

Name of Guarantor	Jurisdiction of Incorporation or Formation
Carowinds LLC	Delaware
Cedar Fair Southwest Inc.	Delaware
Cedar Point Park LLC	Delaware
Dorney Park LLC	Delaware
Geauga Lake LLC	Delaware
Kings Dominion LLC	Delaware
Kings Island Company	Delaware
Kings Island Park LLC	Delaware
Knott’s Berry Farm LLC	Delaware
Michigan’s Adventure Park LLC	Delaware
Valleyfair LLC	Delaware
Wonderland Company Inc.	Delaware
Worlds of Fun LLC	Delaware